Exhibit 107

Calculation of Filing Fee Table(1)

424(b)(2)

(Form Type)

Pinnacle West Capital Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	Floating Rate Senior Notes due 2026	Rule 457(r)	$350,000,000	100%	$350,000,000	$147.60 per $1,000,000	$51,660
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$350,000,000		$51,660
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$51,660

(1)	These “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Registration Fee” table in Pinnacle West Capital Corporation’s Registration Statement on Form S-3 (File No. 333-277448), which was filed on February 28, 2024. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.